Exhibit 21.1

Subsidiaries of the Registrant

Name	State of Incorporation or organization
Ambar Lone Star Fluid Services LLC	Texas
Patterson Petroleum LLC	Texas
Patterson UTI Energy Arabia DMCC	UAE
Patterson UTI International Saudi Arabia Limited	Kingdom of Saudi Arabia
Patterson-UTI Drilling Canada Limited	Nova Scotia
Patterson-UTI Drilling Company LLC	Texas
Patterson-UTI Drilling International, Inc.	Delaware
Patterson-UTI International (Netherlands) Coöperatief U.A.	The Netherlands
Patterson-UTI International Holdings (BVI) Limited	British Virgin Islands
Patterson-UTI International Holdings (Netherlands) One B.V.	The Netherlands
Patterson-UTI International Holdings (Netherlands) Two B.V.	The Netherlands
Patterson-UTI International Holdings GP (BVI), Inc.	British Virgin Islands
Patterson-UTI International Holdings GP 1 LLC	Delaware
Patterson-UTI International Holdings, Inc.	Delaware
Patterson-UTI International (Kuwait) Limited	British Virgin Islands
Patterson-UTI Management Services, LLC	Delaware
PTEN International Holdings (Netherlands) 1 C.V.	The Netherlands
PTEN International Leasing (Netherlands) 2 C.V.	The Netherlands
Universal Pressure Pumping, Inc.	Delaware
Universal Well Services, Inc.	Delaware